Exhibit 99.2

Table of contents
•

Unaudited condensed consolidated statement of profit or loss and other comprehensive income

		For the six months ended
		30 June	30 June
In € millions	Notes	2026	2025
Revenue	4	1,955.9	1,989.0
Total operating income		1,955.9	1,989.0
Cost of outsourced work and other external costs	3, 5	823.5	794.1
Personnel expenses		242.4	246.7
Amortisation and depreciation	3, 5	687.7	851.6
Impairment, restructuring and other operating expenses, net	5	15.1	48.0
Total operating expenses	3, 6	1,768.7	1,940.4
Operating profit		187.2	48.6
Finance income	6	117.5	651.0
Finance costs	3, 6	(445.5)	(928.8)
Loss before tax		(140.8)	(229.2)
Income tax benefit	3, 7	20.1	52.1
Loss for the period		(120.7)	(177.1)

Other comprehensive income for the period, net of tax		-	-

Total comprehensive loss for the period		(120.7)	(177.1)

Unaudited condensed consolidated statement of financial position

		30 June	31 December
In € millions	Notes	2026	Restated 2025
Assets:
Intangible assets and goodwill	3, 8	10,334.2	10,534.9
Property and equipment		4,184.3	4,191.8
Right-of-use assets		352.4	355.3
Derivative financial instruments	9	216.9	186.5
Contract assets and contract costs		79.8	74.9
Other assets	9	38.1	30.3
Total non-current assets		15,205.7	15,373.7

Contract assets and contract costs		198.4	191.4
Trade and other receivables	9	216.7	192.4
Derivative financial instruments	9	112.8	95.0
Inventories		31.5	25.5
Other current assets	3, 9	29.7	22.0
Income tax receivable		9.3	11.2
Cash and cash equivalents	9, 10	39.2	178.9
Total current assets		637.6	716.4
Total assets		15,843.3	16,090.1

		30 June	31 December
In € millions	Notes	2026	Restated 2025
Equity:
Share capital		0.0	0.0
Share premium		3,091.3	3,091.2
Retained earnings	3	(2,090.7)	(1,970.0)
Total Equity		1,000.6	1,121.2

Liabilities:
Debt		11,489.6	11,387.0
Deferred tax liabilities	3	548.8	600.9
Derivative financial instruments	9	113.7	143.9
Lease liabilities		275.8	280.8
Provisions		26.9	27.1
Other liabilities	3	29.7	88.3
Total non-current liabilities		12,484.5	12,528.0
Current portion of debt	9	999.7	999.6
Trade and other payables	3, 9	703.3	800.3
Accruals and deferred income	9	498.4	487.5
Derivative financial instruments	9	56.0	52.6
Lease liabilities		85.5	85.1
Provisions		15.3	15.8
Total current liabilities		2,358.2	2,440.9
Total liabilities		14,842.7	14,968.9
Total equity and liabilities		15,843.3	16,090.1

Unaudited condensed consolidated statement of changes in equity

		Attributable to owners of the Company
In € millions	Notes	Share capital	Share premium	Retained earnings	Total
Balance at 1 January 2025	3	0.0	3,214.0	(1,673.5)	1,540.5
Loss for the period	3	-	-	(177.1)	(177.1)
Total comprehensive loss for the period		-	-	(177.1)	(177.1)
Balance at 30 June 2025	3	0.0	3,214.0	(1,850.6)	1,363.4

		Attributable to owners of the Company
In € millions	Notes	Share capital	Share premium	Retained earnings	Total
Balance at 1 January 2026		0.0	3,091.2	(1,970.0)	1,121.2
Loss for the period		-	-	(120.7)	(120.7)
Total comprehensive loss for the period		-	-	(120.7)	(120.7)
Share-based compensation		-	0.1	-	0.1
Balance at 30 June 2026		0.0	3,091.3	(2,090.7)	1,000.6

Unaudited condensed consolidated statement of cash flows

		For the six months ended
		30 June	30 June
In € millions	Notes	2026	Restated 2025
Cash flows from operating activities:
Net loss		(120.7)	(177.1)
Adjustments to reconcile net loss to net cash generated from operating activities:
Share-based compensation expense		0.1	-
Depreciation and amortisation	3, 5	687.7	851.6
Impairment, restructuring and other operating items, net	3, 5	15.1	48.0
Net finance costs	3, 6	328.0	277.8
Income tax benefit	3, 7	(20.1)	(52.1)
Changes in operating assets and liabilities		(140.2)	(138.6)
Cash generated from operating activities		749.9	809.6
Cash paid for interest		(335.7)	(394.7)
Cash received related to derivative instruments		41.2	85.5
Cash paid for income taxes		(30.0)	(63.5)
Net cash provided by operating activities		425.4	436.9

Cash flows from investing activities:
Capital expenditures		(266.9)	(203.8)
Other investing activities, net		1.9	2.1
Net cash used by investing activities		(265.0)	(201.7)

		For the six months ended
		30 June	30 June
In € millions	Notes	2026	Restated 2025
Cash flows from financing activities:
Borrowings of third-party debt		440.9	326.3
Operating-related vendor financing additions		383.9	391.3
Repayments of third-party debt and lease obligations:
Debt (excluding vendor financing)		(440.9)	(933.0)
Principal payments on operating-related vendor financing		(391.1)	(342.3)
Principal payments on capital-related vendor financing		(227.9)	(275.4)
Payments on lease obligations		(48.9)	(44.5)
Cash received related to derivative instruments		-	39.0
Payment of financing costs		(14.7)	-
Other financing activities, net		(1.2)	(0.9)
Net cash used by financing activities		(299.9)	(839.5)

Effect of exchange rate changes on cash and cash equivalents		(0.2)	(0.2)

Net decrease in cash and cash equivalents		(139.7)	(604.5)

Cash and cash equivalents:
Beginning of period		178.9	745.2
End of period		39.2	140.7

Notes to the condensed consolidated interim financial statements
1. General Information
VodafoneZiggo Group Holding B.V. (the Company), having its registered address at Boven Vredenburgpassage 128, 3511WR Utrecht, is a private limited liability company under Dutch law and is registered as a financial holding company under number 65291166 in the Trade Register. The Company has its legal seat in Amsterdam. The Company and its subsidiaries are called the Group, VodafoneZiggo or we hereafter. The Group provides fixed, mobile and integrated communication and entertainment services to consumers and businesses in the Netherlands.
As per the balance sheet date the Company was indirectly 50% owned by each of Liberty Global Ltd. (Liberty Global) and Vodafone Group Plc (Vodafone Group).
On 31 July 2026, Liberty Global completed its acquisition of Vodafone Group's 50% shareholding in VodafoneZiggo Group Holding (the VodafoneZiggo Acquisition). Under the terms of the agreement, Vodafone Group received approximately €1.0 billion in cash and a 10% equity interest in Ziggo Group, which holds Liberty Global’s interests in VodafoneZiggo and Telenet in Belgium and Luxembourg. Liberty Global holds the remaining 90% interest in Ziggo Group.
2. Accounting Policies
Basis of preparation
The condensed consolidated interim financial statements for the six months ended 30 June 2026 have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB), as well as IFRS as adopted by the European Union. The interim financial statements have not been audited by VodafoneZiggo’s external auditor.
The financial statements are presented in euros (€), which is the Group’s functional currency. Unless otherwise indicated, all amounts have been rounded to millions, with one decimal place of precision.
The condensed consolidated interim financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Group’s annual consolidated financial statements as at 31 December 2025.
Significant accounting estimates, judgements and assumptions
The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, the valuation of allowances for impairment of receivables, certain components of revenue, programming and copyright expenses, deferred income taxes, loss contingencies, fair value measurements, impairment assessments, capitalisation of internal costs associated with construction and installation activities and development of internal-use software and useful lives of non-current assets. Actual results could differ from those estimates.
We believe the following accounting policies are critical in the preparation of our consolidated financial statements because of the judgment necessary to account for these matters and the significant estimates involved, which are susceptible to change:
•Impairment of goodwill.
•Costs associated with capitalisation of property & equipment and development of internal-use software.
•Fair value measurements.
•Income tax accounting.

For more information on the significant accounting estimates, judgements and assumptions refer to the notes in the consolidated financial statements of the Group as at 31 December 2025.
Changes in accounting policies
We apply new standards and amendments issued by the International Accounting Standards Board (IASB) when effective and endorsed by the European Union (EU). We have not early adopted any standards. The accounting policies applied are consistent with those of the previous financial year.
The following standards and amendments have become effective as of 1 January 2026:
•IFRS 9 Financial Instruments and IFRS 7 Financial Instruments: Disclosures - amendments to classification and measurement of financial Instruments;
•Annual improvements to IFRS Accounting Standards - Volume 11.
These amendments did not have a significant impact.
Accounting standards issued but not yet effective:
•IFRS 18 Presentation and Disclosure in Financial Statements
•IFRS 19 Subsidiaries without Public Accountability;
•IFRS 20 Regulatory Assets and Regulatory Liabilities; and

With the exception of IFRS 18 as discussed below, VodafoneZiggo does not expect that these standards and amendments will have a material impact on the financial statements
IFRS 18
IFRS 18 will replace IAS 1 Presentation of Financial Statements and applies for the periods beginning on or after 1 January 2027. The new accounting standard introduces the following requirements:

•Entities are required to classify income and expenses into five categories of profit or loss, namely the operating, investing, financing, discontinued operations and income tax categories. Entities are also required to a newly defined “operating profit” subtotal, however net profit will not change.
•Management defined performance measures (MPM) are to be identified and disclosed in a single note in the financial statements.
•The guidance on grouping of information in the financial statements has been enhanced.

The amendments are expected to impact presentation and disclosure requirements for the consolidated financial statements, including the consolidated statement of profit or loss, we are currently assessing the impact on the financial statements.
Sports Rights - Change in Accounting Policy
As part of the formation of the Ziggo Group, management identified a difference in accounting policy relating to sports broadcasting rights and has elected to align VodafoneZiggo's accounting policy with that applied elsewhere within the Ziggo Group. Previously, sports broadcasting rights were expensed as incurred during the period in which the related sporting events occurred. This accounting policy change excludes contracts related to programming rights for channels and only applies to contracts related to sporting events.
Under the revised policy, contractual sports broadcasting rights are recognised as an intangible asset, together with a corresponding liability, when the contractual rights and obligations arise upon execution of the contract. The liability is initially measured at the present value of the contractual payments. The broadcasting rights asset is subsequently amortised over the applicable sports season(s), during which the content is being broadcasted, as covered by the contract. The corresponding liability is subsequently measured at amortised cost, with the discount unwound through finance expense using the effective interest method. Settlement of the liability occurs in accordance with the contractual payment terms.
Management believes that the voluntary policy change provides more relevant and reliable information regarding the recognition and consumption of sports broadcasting rights, enhances the faithful representation of the Group's financial position and performance, improves comparability across the Ziggo Group and industry peers, and results in financial information that is more relevant to users of the financial statements. The change has been applied retrospectively in accordance with IAS 8. Additionally this change in accounting policy will be applied in the 2026 annual financial statements. The impact of the change in accounting policy on the comparative financial information is presented in note 3.

3. IAS 8 Retrospective change in accounting policy
As part of the formation of the Ziggo Group, management identified a difference in accounting policy relating to sports broadcasting rights and has elected to align VodafoneZiggo's accounting policy with that applied elsewhere within the Ziggo Group. Previously, sports broadcasting rights were expensed as incurred during the period in which the related sporting events occurred. This accounting policy change excludes contracts related to programming rights for channels and only applies to contracts related to sporting events.
Under the revised policy, contractual sports broadcasting rights are recognised as an intangible asset, together with a corresponding liability, when the contractual rights and obligations arise upon execution of the contract. The liability is initially measured at the present value of the contractual payments. The broadcasting rights asset is subsequently amortised over the applicable sports season(s), during which the content is being broadcasted, as covered by the contract. The corresponding liability is subsequently measured at amortised cost, with the discount unwound through finance expense using the effective interest method. Settlement of the liability occurs in accordance with the contractual payment terms.
As a result of this change, a net deferred tax liability is created.
Management believes that the voluntary policy change provides more relevant and reliable information regarding the recognition and consumption of sports broadcasting rights, enhances the faithful representation of the Group's financial position and performance, improves comparability across the Ziggo Group and industry peers, and results in financial information that is more relevant to users of the financial statements. The change has been applied retrospectively in accordance with IAS 8. Additionally this change in accounting policy will be applied in the 2026 annual financial statements.The impact of this accounting policy change on the affected primary statement line items is shown in the tables below:

Consolidated statement of profit or loss	Six months ended 30 June
	2025
In € millions	Previously accounted amount	Accounting policy adjustment	As restated
Cost of outsourced work and other external costs	825.2	(31.1)	794.1
Amortisation and depreciation	821.5	30.1	851.6
Total operating expenses	1,941.4	(1.0)	1,940.4
Operating profit	47.6	1.0	48.6
Finance costs	927.1	1.7	928.8
Loss before tax	(228.5)	(0.7)	(229.2)
Income tax benefit	52.2	(0.1)	52.1
Loss attributable to equity owners of the company	(176.3)	(0.8)	(177.1)
Total comprehensive loss attributable to equity owners of the company	(176.3)	(0.8)	(177.1)

Consolidated statement of financial position	Year ended 31 December
	2025
In € millions	Previously accounted amount	Accounting policy adjustment	As restated
Assets:
Intangible assets and goodwill	10,416.9	118.0	10,534.9
Other current assets	26.4	(4.4)	22.0
Total assets	15,976.5	113.6	16,090.1

Liabilities:
Other liabilities	47.5	40.8	88.3
Trade and other payables	724.3	76.0	800.3
Deferred tax liabilities	600.2	0.7	600.9
Total liabilities	14,851.4	117.5	14,968.9

Equity:
Retained earnings	(1,966.1)	(3.9)	(1,970.0)
Total Equity	1,125.1	(3.9)	1,121.2

Consolidated statement of changes in equity	Retained earnings			Total Equity
In € millions	Previously accounted amount	Accounting policy adjustment	As restated	Previously accounted amount	Accounting policy adjustment	As restated
Balance at 1 January 2025	(1,670.9)	(2.6)	(1,673.5)	1,543.1	(2.6)	1,540.5
Loss for the period	(176.3)	(0.8)	(177.1)	(176.3)	(0.8)	(177.1)
Balance at 30 June 2025	(1,847.2)	(3.4)	(1,850.6)	1,366.8	(3.4)	1,363.4

Consolidated statement of cash flows	For the six months ended 30 June
	2025
In € millions	Previously accounted amount	Accounting policy adjustment	As restated
Cash flows from operating activities:
Net loss	(176.3)	(0.8)	(177.1)
Adjustments to reconcile net loss to net cash generated from operating activities:
Depreciation and amortisation	821.5	30.1	851.6
Net finance costs	276.1	1.7	277.8
Income tax benefit	(52.2)	0.1	(52.1)
Changes in operating assets and liabilities	(107.5)	(31.1)	(138.6)
Cash generated from operating activities	809.6	—	809.6

4. Revenue
Disaggregation of revenue from contracts with customers
We provide fixed, mobile and integrated communication and entertainment services to consumers and businesses in the Netherlands. Our revenue by major category is outlined below:

	For the six months ended
	30 June	30 June
In € millions	2026	2025
Consumer fixed revenue
Subscription revenue	915.8	945.3
Non-subscription revenue	6.8	3.4
Total consumer fixed revenue	922.6	948.7
Consumer mobile revenue
Subscription revenue	355.9	356.6
Non-subscription revenue	124.6	122.8
Total consumer mobile revenue	480.5	479.4
Total consumer revenue	1,403.1	1,428.1
B2B fixed revenue
Subscription revenue	283.2	284.8
Non-subscription revenue	3.6	3.4
Total B2B fixed revenue	286.8	288.2
B2B mobile revenue
Subscription revenue	184.0	191.7
Non-subscription revenue	58.0	58.1
Total B2B mobile revenue	242.0	249.8
Total B2B revenue	528.8	538.0
Other revenue	24.0	22.9
Total	1,955.9	1,989.0

5.. Operating Expenses
Operating expenses (excluding depreciation, amortization, impairment and restructuring costs) increased by €25.1 million primarily driven by higher direct costs and higher consultancy costs.
Amortisation and depreciation decreased by €163.9 million primarily as a result of decreases associated with certain customer relationships becoming fully amortized and decreases associated with certain network assets becoming fully depreciated. As a result of the new accounting policy for broadcasting rights capitalisation, additional amortization has been recorded of €29.1 million and €30.1 million in H1 2026 and H1 2025 respectively.
During H1 2026 and H1 2025 we incurred restructuring charges of €14.4 million and €46.0 million, respectively.

6. Finance Income and Finance Costs
The net finance costs increased by €50.2 million mainly as a result of increased foreign exchange cost from a stronger US dollar in H1 2026 compared to H1 2025. This increase in foreign exchange costs were partially compensated for by higher gains on our foreign currency exchange swaps for the same period.

	For the six months ended
	30 June	30 June
In € millions	2026	2025
Foreign-currency transaction gains	0.3	649.5
Interest income	0.8	1.5
Derivative realised and unrealised gains, net	116.4	-
Other finance income	-	-
Total finance income	117.5	651.0

Interest expense - third-party
Debt	(269.5)	(294.4)
Lease liabilities	(8.6)	(7.9)
Other	(1.7)	(2.0)
Interest expense on debt - related parties	(50.7)	(50.7)
Derivative realised and unrealised losses, net	-	(567.2)
Foreign-currency transaction losses	(113.8)	(0.2)
Losses on debt extinguishment, net	-	(4.4)
Other finance expense	(1.2)	(2.0)
Total finance costs	(445.5)	(928.8)

Net finance costs	(328.0)	(277.8)
For both half years ended 30 June 2026 and 2025, the interest capitalised amounted to nil.

7. Income Taxes
Our consolidated financial statements include the income taxes of all entities wholly owned by VodafoneZiggo. All components of our loss before income taxes and current and deferred income tax benefit (expense) are generated in the Netherlands, our domestic jurisdiction. We have no earnings (loss) or income tax expense (benefit) from foreign sources for the periods presented. The VodafoneZiggo Fiscal Unity, established at the level of VodafoneZiggo, is one taxpayer for Dutch tax purposes. All material subsidiaries of VodafoneZiggo are part of the VodafoneZiggo Fiscal Unity.
To stimulate innovation in the Netherlands, Dutch income tax law includes a facility under which profits attributable to qualifying innovative activities are taxed at a reduced tax rate of 9.0% (the Innovation Box Regime). VodafoneZiggo has an agreement with the Dutch tax authorities with respect to the applicability of the Innovation Box Regime for the period 2019 to 2028.
The effective tax rate for H1 2026 is 14.3%, compared to 22.7% in H1 2025. The effective tax rate was primarily driven by changes in unrecognized deferred tax assets associated with interest deduction limitations and the Innovation Box Regime.
Income tax benefit

	For the six months ended
	30 June	30 June
In € millions	2026	Restated 2025
Current income tax expense	(8.2)	(36.7)
Deferred income tax benefit	28.3	88.8
Total income tax benefit	20.1	52.1
8. Intangible Assets and Goodwill
Movements in intangible assets and goodwill were as follows:

In € millions	Goodwill	Customer relationships	Spectrum licenses	Software	Trade name	Software under construction	Broadcasting Rights	Restated Total
Balance as at 1 January 2025:
Cost	7,369.0	6,360.0	1,528.5	572.8	270.0	39.3	192.0	16,331.6
Accumulated amortisation and impairment	-	(4,046.2)	(734.9)	(224.5)	(86.4)	-	(41.3)	(5,133.3)
Carrying amount	7,369.0	2,313.8	793.6	348.3	183.6	39.3	150.7	11,198.3
Changes in carrying amount:
Additions	-	-	-	-	-	130.0	28.4	158.4
Reclassification	-	-	-	74.4	-	(74.4)		-
Amortisation	-	(528.4)	(104.8)	(133.2)	(10.8)	-	(61.1)	(838.3)
Disposals	-	(2,910.0)	-	(71.8)	-	-		(2,981.8)
Accumulated amortisation of disposals	-	2,910.0	-	72.7	-	-		2,982.7
Other, net	-	-	-	3.5	-	12.1		15.6
Total changes in carrying amount	-	(528.4)	(104.8)	(54.4)	(10.8)	67.7	(32.7)	(663.4)
31 December 2025:
Cost	7,369.0	3,450.0	1,528.5	566.9	270.0	107.0	220.4	13,511.8
Accumulated amortisation and impairment	-	(1,664.6)	(839.7)	(273.0)	(97.2)	-	(102.4)	(2,976.9)
Carrying amount	7,369.0	1,785.4	688.8	293.9	172.8	107.0	118.0	10,534.9
Changes in carrying amount:
Additions	-	-	-	-	-	58.3	4.2	62.5
Reclassification	-	-	-	99.0	-	(99.0)	-	-
Amortisation	-	(102.5)	(52.2)	(75.1)	(5.4)	-	(29.1)	(264.3)
Disposals	-	-	-	(40.9)	-	-	-	(40.9)
Accumulated amortisation of disposals	-	-	-	39.6	-	-	-	39.6
Other, net	-	-	-	2.4	-	-	-	2.4
Total changes in carrying amount	-	(102.5)	(52.2)	25.0	(5.4)	(40.7)	(24.9)	(200.7)
30 June 2026:
Cost	7,369.0	3,450.0	1,528.5	627.4	270.0	66.3	224.6	13,535.8
Accumulated amortisation and impairment	-	(1,767.1)	(891.9)	(308.5)	(102.6)	-	(131.5)	(3,201.6)
Carrying amount	7,369.0	1,682.9	636.6	318.9	167.4	66.3	93.1	10,334.2
9. Financial Assets and Financial Liabilities
Summary of financial assets and financial liabilities at carrying amount and fair value, classified per category

	30 June 2026		Restated 31 December 2025
In € millions	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets at FVTPL:
Derivatives	329.7	329.7	281.5	281.5
Financial assets at amortised cost:
Trade and other receivables	216.7	216.7	192.4	192.4
Cash and cash equivalents	39.1	39.1	178.9	178.9
Other assets (a)	11.3	11.3	7.6	7.6
Total financial assets	596.8	596.8	660.4	660.4
Financial liabilities at FVTPL:
Derivatives	169.7	169.7	196.5	196.5
Financial liabilities at amortised cost:
Debt	12,489.3	11,945.0	12,386.6	12,000.1
Broadcasting rights payable (b)	31.0	31.0	57.5	57.5
Trade and other payables (c)	681.6	681.6	651.9	651.9
Accruals and deferred income (d)	309.6	309.6	303.8	303.8
Total financial liabilities	13,681.2	13,136.9	13,596.3	13,209.8
(a)This amount relates to the current and noncurrent portion of other assets.
(b)This amount is included in other liabilities.
(c)The amount excludes payables related to VAT, payroll tax and social security.
(d)The amount excludes deferred revenue.
Fair value hierarchy
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can access at the measurement date.
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar instruments in active markets and observable market data such as interest rates, yield curves and credit spreads.
Level 3: Unobservable inputs for the asset or liability. These inputs are used where relevant observable market data is not available and reflect the assumptions that market participants would use when pricing the asset or liability.

Of our categories of financial instruments, only derivatives are measured and recognised on the balance sheet at fair value. The recurring fair value measurements of these instruments are determined using discounted cash flow models. Most of the inputs to these discounted cash flow models consist of, or are derived from, observable Level 2 data for substantially the full term of these instruments.
Financial Assets
Financial assets at fair value through profit or loss
We have entered into various derivative instruments to manage our interest rate and foreign currency exchange risk which are measured at fair value.
Financial assets at amortised cost:
As part of our cash and cash equivalents we hold certain deposits which is restricted cash to the amount of €0.1 million at 30 June 2026.
Financial Liabilities
Financial liabilities at fair value through profit or loss
We have entered into various derivative instruments to manage our interest rate and foreign currency exchange risk which are measured at fair value.
Financial liabilities at amortised cost:
On 30 June 2026 and 31 December 2025 our third party and related party debt consisted of the following positions:

	30 June 2026			31 December 2025
In € millions	Weighted average interest rate (a)	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior and Senior Secured Notes	4.95%	7,008.7	6,475.2	6,906.3	6,513.4
Credit Facilities	5.82%	2,665.1	2,654.3	2,664.9	2,671.3
Vendor Financing	3.45%	999.7	999.7	999.6	999.6
Total third-party debt	5.03%	10,673.5	10,129.2	10,570.8	10,184.3
Related-party Debt	5.55%	1,815.8	1,815.8	1,815.8	1,815.8
Total debt	5.10%	12,489.3	11,945.0	12,386.6	12,000.1
Current maturities of debt		999.7		999.6

Non-current maturities of debt		11,489.6		11,387.0
During May 2026 we entered into a €1,125.0 million term loan facility (Facility P), Facility P was issued at 99.5% of par, matures on May 31, 2033 and bearing interest at a rate of EURIBOR + 3.75%. Financing costs of €6.8 million were incurred and deferred over the term of Facility P. The net proceeds from the issuance of Facility P were used to partially redeem Facility H. This financing transaction included an aggregate €1,125.0 million of non-cash borrowings and repayments.
At 30 June 2026, the related-party debt represents the principal amount Liberty Global Notes Payable of €907.9 million and Vodafone Group Notes Payable of €907.9 million. No repayments or issuances relating to the Vodafone Group Notes Payable took place within the Group. As part of the VodafoneZiggo Acquisition the Vodafone Group Notes Payable were sold to Ziggo Group BV.
10. Cash and Cash Equivalents
Cash and cash equivalents including restricted cash amounted to €39.2 million at 30 June 2026, as compared to €178.9 million at 31 December 2025. The €139.7 million decrease primarily reflected capital expenditures of €266.9 million and net cash used in financing activities of €299.9 million, partly offset by €425.4 million of net cash provided by operating activities.
At 30 June 2026, cash and cash equivalents totalled €39.2 million comprised of (i) €39.1 million of balances held in bank accounts and money market funds and (ii) €0.1 million of restricted cash, which is not available for general use.
11. Related-party transactions
Transactions with the Company's shareholders, Liberty Global and Vodafone Group, principally comprise recharges under the JV Service Agreements (the framework and trade name agreements) for technology, procurement and brand-related services, together with related-party interconnect revenue and costs, personnel recharges and share-based compensation cross-charges. These arrangements continue on the terms described in Note 23 to the 2025 Annual Report, and there have been no material changes to their nature or extent during the period.
Related-party balances at the reporting date included receivables, payables and accrued liabilities with (subsidiaries of) the shareholders, together with debt owed under the Liberty Global Notes Payable and Vodafone Group Notes Payable, on terms consistent with those disclosed in the 2025 Annual Report.
Under the terms of the VodafoneZiggo Acquisition, the Vodafone Group Notes Payable were sold to Ziggo Group BV. In addition, as a result of the VodafoneZiggo Acquisition, certain of the agreements underlying the collective JV Service Agreements will be amended and restated or otherwise replaced.

12. Off Balance Sheet Assets & Liabilities
Commitments
In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to programming contracts, purchases of customer premises and other equipment and services and other items. As a result of the VodafoneZiggo Acquisition, certain of the agreements underlying the collective JV Service Agreements have been or will be amended and restated or otherwise replaced. Additionally, we have commitments related to the aforementioned JV Service Agreements.

	Payments due during:
In € millions	2026	2027	2028	2029	2030	Thereafter	Total
Programming commitments	85.1	153.1	137.8	117.2	71.5	8.0	572.7
Purchase commitments	44.5	137.1	16.2	12.2	9.0	1.9	220.9
JV Service Agreements	48.5	53.7	30.8	0.8	0.7	-	134.5
Other commitments	12.2	21.4	14.9	10.9	8.7	8.1	76.2
Total	190.3	365.3	199.7	141.1	89.9	18.0	1,004.3
Guarantees and other credit enhancements
In the ordinary course of business, we may provide (i) indemnifications to our lenders, our vendors and certain other parties and (ii) performance and/or financial guarantees to local municipalities, our customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.
Regulations and contingencies
We have contingent liabilities related to matters arising in the ordinary course of business, including (i) legal proceedings, (ii) issues involving VAT and wage, property, withholding and other tax issues, (iii) disputes over interconnection, programming, copyright and channel carriage fees and (iv) regulatory compliance audits. While we generally expect that the amounts required to satisfy these contingencies will not materially differ from any estimated amounts we have accrued, no assurance can be given that the resolution of one or more of these contingencies will not result in a material impact on our results of operations, cash flows or financial position in any given period. Due, in general, to the complexity of the issues involved and, in certain cases, the lack of a clear basis for predicting outcomes, we cannot provide a meaningful range of potential losses or cash outflows that might result from any unfavourable outcomes.
Refer to Note 22 in the 2025 Annual Integrated Report for a full description regarding the off balance sheet assets and liabilities.

13. Risk Management
We are exposed to financial and operational risks. The financial risks are monitored through a risk control framework that is embedded in our organisational structure. To control these risks, we have instituted policies, including a code of conduct, and procedures that are intended to limit the risks of unpredictable adverse developments in the financial markets, and thus for our financial performance.
The Group’s financial risk management objectives, policies and exposure to market, credit and liquidity risk are consistent with those disclosed in the 2025 Annual Integrated Report. There have been no material changes in the Group’s risk-management framework or risk exposure during the six months ended 30 June 2026.

14. Subsequent Events
Extension of UEFA broadcasting rights
During July 2026, VodafoneZiggo entered into an agreement for the exclusive broadcasting rights to the UEFA men’s club competitions through the end of the 2030/31 season.
Sale of Mobile Tower Assets
On September 7, 2026, we entered into an agreement to sell certain towers and rooftop installations to an entity to be jointly owned by funds managed by DigitalBridge, TD Greystone Infrastructure and L&G for consideration of approximately €669 million. The transfer of the assets is expected to occur during the fourth quarter of 2026. Upon completion of the transfer, we will lease back the sold assets pursuant to the terms of the agreement. On the transaction date, VodafoneZiggo will recognize a material gain on disposal in the Consolidated Statement of Profit or Loss, representing the excess between the consideration received over the carrying amount of the disposed group of assets. We intend to use the net proceeds from the transaction to reduce outstanding debt.